Item 77C (Submission of matters to a vote of security holders)

The sole shareholder of each series of the Registrant (each series individually referred to as a “Portfolio” and, collectively, the “Portfolios”) took action by unanimous written consent, as permitted by the Registrant’s Declaration of Trust, on October 9, 2014, to approve the following matters:

1.	The election of the following Trustees in the capacity indicated below:

Brion Johnson    Chairman and Interested Trustee
Paul Braverman  Independent Trustee
Mark Osterheld   Independent Trustee
Vanessa Wilson   Independent Trustee, and
Hugh Whelan       Interested Trustee

2.
The Investment Advisory Agreement dated April 30, 2014 between the Registrant, on behalf of each Portfolio, and Hartford Investment Management Company, in the form previously approved by the Registrant’s Board of Trustees.

3.
The Distribution Plan Pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended, between the Registrant, on behalf of the Portfolios, and HIMCO Distribution Services Company, in the form previously approved by the Registrant’s Board of Trustees.

4.	The selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm on behalf of each Portfolio.

5.
That the Portfolios are authorized to adopt a “manager of managers” structure pursuant to which Hartford Investment Management Company shall be permitted to enter into, and materially amend, sub-advisory agreements with certain sub-advisers without obtaining shareholder approval in the manner contemplated by the order of the Securities and Exchange Commission granting exemptive relief from Section 15(a) of the Investment Company Act of 1940, as amended, Rule 18f-2 thereunder, as well as certain disclosure requirements.

6.
All other actions of the Board of Trustees of the Registrant, the Registrant’s  officers, and the Registrant’s service providers relating to the organization and launching of the Portfolios, if and to the extent required to be approved by the sole shareholder of each Portfolio.